Exhibit 99.1

NEWS RELEASE
Release No. 104-02-16

Contact:
Mary Cohn (Media Relations)
615.986.5886
Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

Tracy Embree Elected to LP Board of Directors

NASHVILLE, Tenn. (Feb. 22, 2016) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today announced the appointment of Tracy A. Embree to its board of directors effective immediately. She will stand for election at the annual meeting of the corporation in May of this year.

Embree is a Vice President of Cummins Inc. and the President of Cummins Components Group.

“Tracy’s breadth of experience in a variety of manufacturing methods and innovative product lines will be an asset to our board,” LP Chairman Gary Cook said. “In addition, she embraces our focus on safety, compliance, continuous improvement and product innovation. We are looking forward to her contributions.”

Embree began her career with Colgate Palmolive Corp. in 1995 and joined Cummins in 2000. Prior to her current role leading the Components Group, Tracy served as President of Cummins Turbo Technologies. She has also worked in the MidRange Engine Business where she was responsible for the on-highway line of business, as well as holding marketing and sales positions in the Emission Solutions and Filtration businesses and serving as Executive Director of the Chrysler business. In addition, Tracy spent two years in the Power Generation business as General Manager for the Energy Solutions Business based in Kent, U.K.

Embree earned a bachelor’s degree in chemical engineering from the Massachusetts Institute of Technology and holds an MBA from Harvard Business School.

About LP
Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.
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